UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 5, 2007

PANDA ETHANOL, INC.

(Exact name of registrant as specified in its charter)

000-50282

Commission File Number

Nevada	33-0986282
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

4100 Spring Valley, Suite 1002

Dallas, Texas 75244

(Address of principal

executive offices, including Zip Code)

972.361.1200

Registrant’s telephone number, including area code:

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

The words “Panda Ethanol,” “company,” “we,” “our,” “ours,” and “us” refer to Panda Ethanol, Inc. and its subsidiaries, unless otherwise stated or the context otherwise requires. By including any information in this Current Report on Form 8-K, we do not necessarily acknowledge that disclosure of such information is required by applicable law or that the information is material.

Destination Plant Advantages

While most other ethanol plants are located in the Midwest, our plant locations are strategically sited in closer proximity to several large ethanol and distillers grains destination markets. Being physically closer to significant ethanol markets—such as Texas, Colorado and California—provides us with lower transportation costs to the blenders operating in those markets. Similarly, being close to cattle feedlots provides us with many revenue and cost advantages. For example, having local access to large cattle populations allows us to market most of our distillers grains on a wet basis. Because wet distillers grains, or WDGS, retain the nutrients otherwise burned off in the drying process or compromised during the transportation process, feedlot nutritionists typically prefer WDGS to dry distillers grains, or DDGS, due to their higher and generally more consistent nutritional feed value. The market price of distillers grains is often influenced by nutritional models that calculate the feed value of distillers grains by nutritional content. In addition to the revenue benefits we expect to enjoy by selling a favored product, our ability to sell WDGS locally allows us to not only minimize the transportation costs and quality control issues associated with shipping DDGS long distances but also to avoid the energy costs associated with drying distillers grains, which typically exceed 35% of a traditional plant’s thermal energy costs. Finally, our proximity to such a vast concentration of cattle gives us access to the considerable amount of manure we need to fuel our large-scale biomass-powered facilities. We believe that the many revenue and cost advantages of our plant locations outweigh the feedstock cost advantage that plants in the Midwest enjoy from their proximity to corn.

Biomass Gasification Advantages

We believe that our biomass gasification strategy will give us significant economic advantages as compared to a natural gas-fueled facility. First, it reduces our exposure to natural gas prices, which is the second largest variable cost of a typical ethanol plant. Second, it provides us with increased price certainty for the cost of fuel. Third, it can provide us with a significant cost advantage depending on the prevailing price of natural gas. We expect that our variable and fixed cost of biomass energy at our Hereford facility, for example, will approximate $2.14 per one million British thermal units, or MMBtu, during its first ten years of operations. Assuming an average prevailing price of natural gas of $7.00 per MMBtu and production at 115 MMGY over the same time horizon, using biomass in lieu of natural gas is expected to save us approximately $11 million per year and facilitate approximately a 4 year payback on our biomass gasification system investment—what we feel is a material operating cost advantage in a commodity business and reasonable payback period on an operating asset with a projected 20-year useful life. Additionally, by gasifying large amounts of cattle manure, we are helping to address manure-related environmental problems in the communities in which we operate. Gasifying manure has the potential to yield certain financing advantages as well. For example, our Hereford facility secured $50 million of long-term tax-exempt bond financing (due July 2030) as a result of being classified as a solid waste disposal facility.

Summary of Projects

The following is a detailed summary of our projects currently under construction or development.

Hereford Facility. Our premier 115 MMGY ethanol facility is financed and under construction on a 383-acre site in Hereford, Texas. The facility will be equipped with a biomass gasification system designed to gasify approximately one billion pounds of cattle manure per year at 95% utilization to generate the process steam required to manufacture ethanol. When finished, we believe that our first-of-its-kind, biomass-powered ethanol facility will be one of the most energy-efficient ethanol refineries in the nation and the largest manure-fueled ethanol plant in the United States. The facility will also be equipped with back-up natural gas boilers designed to ensure operations on a continual basis.

We financed the project with a combination of municipal bonds, senior debt, subordinated debt and parent-level equity. The complex financing, together with our unique biomass gasification strategy, resulted in our project earning the “2006 North American Ethanol Deal of the Year” award by Project Finance Magazine.

The Hereford facility is situated in the Texas Panhandle, which is one of the world’s largest commercial cattle feeding regions. There are approximately 3.5 million head of cattle on feed within 100 miles of our Hereford facility. Ready access to such a density of commercially-fed cattle is expected to yield us the following benefits:

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First, it provides an ample supply of low-cost biomass for our facility. We estimate that the local feedlots within 50 miles of our Hereford facility generate over 7 billion pounds of manure annually, over four times the amount needed to fuel our facility. We have secured over two times our annual manure need, or approximately 2.1 billion pounds, pursuant to long-term supply contracts with 18 feedlots and dairies in the region.

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Second, it provides us with local access to a large, addressable market for our WDGS. Our facility is expected to produce approximately 383,000 tons per year (on a dry matter basis) of WDGS, which we estimate represents approximately 20 percent of the local market’s potential annual demand.

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Third, due to the high demand for feed, the Hereford area is one of the most liquid corn trading markets in the United States and ample rail infrastructure to supply the corn to feed the cattle already exists. This access to rail infrastructure, especially the BNSF Railway main line that runs adjacent to our facility, enables us to efficiently and economically transport approximately 440,000 bushels of corn into our facility via 110-car unit trains and 2.8 million gallons of denatured ethanol out to blenders via 95-car unit trains. It also allows us to import corn from over 100 shuttle loading facilities throughout the Midwest and beyond, thereby mitigating our exposure to adverse local or regional growing conditions. Furthermore, our substantial 45-day grain storage capacity, about four times the amount of storage capacity of a typical Midwest facility, allows us to adequately supply not only our own feedstock needs but also exploit potential trading opportunities in this liquid corn-trading market.

Our Hereford facility is expected to enjoy another location advantage in the form of the Fuel Ethanol and Biodiesel Production Incentive Program established in 2006 and administered by the Texas Department of Agriculture. Under the program, Texas-based biofuel producers would pay $0.032 per gallon of production into the fund and receive back $0.20 per gallon from the fund, subject to funds being available, during the qualified facility’s first ten years of plant operations and subject to a maximum participation level of 18 MMGY per qualified facility. We expect the Hereford facility will be eligible for this program once it begins producing ethanol. Compared to an ethanol facility domiciled outside of Texas, our acceptance into, and participation in, the program would qualify us to receive an annual net incentive payment of over $3 million.

Our Hereford facility is being constructed pursuant to a fixed-price, turnkey contract with Lurgi, Inc., or Lurgi. We currently estimate that the facility will begin producing ethanol in the fourth quarter of 2007 and will be fully operational during the first quarter of 2008. These estimates are based on our engineering, procurement and construction, or EPC, contract and a recent notification from Lurgi that it intends to make a claim for relief under the force majeure provisions of the EPC contract due to inclement weather over the last few months and labor shortages.

The ethanol process component of our EPC arrangement with Lurgi is priced at approximately $144 million, or $1.25 per gallon of production capacity. In addition, our facility will be equipped with a biomass gasification system provided by Energy Products of Idaho, or EPI, at a total installed cost of approximately $42 million, or $0.38 per gallon of production capacity. We estimate that the all-in cost of the facility, including the costs of the biomass gasifier, extra grain storage, advanced loading and unloading facilities, double-loop railroad track, working capital, financing and other soft costs, will be approximately $269 million, or $2.34 per gallon of production capacity.

Compared to a similarly sized and equipped natural gas-fueled ethanol facility located in the Midwest, we expect Hereford’s location advantages, biomass thermal energy strategy and facility design enhancements to more than offset our higher cost of corn delivered to our facility and to generate a net operating cash flow advantage of approximately $0.19 per gallon, or $22 million per year (assuming continuous operation at 100% of design capacity).

Yuma Project. Our next 115 MMGY ethanol production facility will be located on a 292-acre site in Yuma, Colorado. The facility will be fueled by natural gas but is being designed to accommodate a biomass gasification system at a later date, if so desired. We expect to begin full construction of the facility upon obtaining equity and debt financing for this project. We expect the facility would begin full production of ethanol approximately 19 months after full construction commences.

The Yuma project is situated along the western edge of the Corn Belt about 140 miles northeast of Denver and 40 miles from the Nebraska and Kansas state lines. Compared to a Midwest ethanol plant, our project’s physical proximity to Denver and California enables us to efficiently and cost-effectively transport our ethanol to blenders in Denver via truck and California via unit trains.

Like Hereford, our Yuma project is situated in a sizable cattle feeding region. We estimate that there are over one million head of cattle on feed within 100 miles of the project. We expect to sell 50% or more of our distillers grains as WDGS. Selling our grains on a wet basis eliminates the cost to dry them. Lastly, our proximity to the feedlots gives us access to a large amount of biomass supply for future uses.

According to the United States Department of Agriculture, or USDA, in 2006 Yuma County, Colorado produced 47 million bushels of corn, or 219 bushels per acre, the fifth-highest corn yield in the United States. In addition to local access to corn, the region within 100 miles of our project has harvested an annual average of 223 million bushels of corn over the last 10 years. Access to an ample supply of both local and regional feedstock helps reduce our cost of corn delivered to our facility as compared to a destination plant outside of the Corn Belt. In addition, our double-loop railroad track, unit-train capability and 22-days of grain storage capacity will allow us to mitigate our exposure to adverse local or regional corn growing conditions.

We expect that our Yuma project will be constructed pursuant to a fixed-price, turnkey contract with Lurgi that we executed on March 1, 2007. The ethanol process component of our EPC arrangement is priced at approximately $183 million, or $1.59 per gallon of production capacity. This price is based upon our issuance to Lurgi of a notice to proceed with construction of our Yuma facility by July 2, 2007. We estimate that the all-in cost of the facility, including the cost of extra grain storage, advanced loading and unloading facilities, double-loop railroad track, working capital, financing and other soft costs, will be approximately $263 million, or $2.28 per gallon of production capacity.

Compared to a similarly sized and equipped natural gas-fueled ethanol facility located in the Midwest, we expect Yuma’s location advantages and facility design enhancements to more than offset our slightly higher cost of corn delivered to our facility and to generate a net operating cash flow advantage of approximately $0.08 per gallon, or $9 million per year (assuming continuous operation at 100% of design capacity).

Haskell Project. Our third 115 MMGY ethanol project is slated to be a manure-fueled facility located on a 1,192-acre site in Haskell County, Kansas. The Haskell project is situated in southwest Kansas in the heart of another large cattle feedlot region. We estimate there are 2.1 million head of cattle within 100 miles of our Haskell project, affording us many of the same economic advantages as our Hereford facility. To date we have secured a sufficient supply of biomass under long-term contracts to satisfy our needs. We are currently engaged in discussions with various EPC contractors and plan to proceed with debt and equity financing required to commence construction of the project once an EPC agreement is executed.

Other. In addition, we are currently planning the development of several other ethanol projects in Texas and certain other strategic locations. These projects are in various stages of development and permitting. Depending on the then-current market conditions, we anticipate that we may also develop or make additional investments in various assets related to ethanol facilities, including railcars, trucks, ethanol pipelines, storage and terminal facilities, grain storage elevators and shuttle train loading facilities.

The following table summarizes the status of certain key development milestones and other information relating to our publicly announced ethanol plant development portfolio:

					Air Permit(1)
Plant Location	State	Denatured Production Capacity (MMGY)	Fuel	Site Secured	Application Filed	Permit Received	EPC Contract Signed	Financed and Under Construction
Hereford	TX	115	Biomass	Owned(2)	Ö	Ö	Ö	Ö
Yuma	CO	115	Natural Gas	Under Option(3)	Ö	Ö	Ö
Haskell County	KS	115	Biomass	Under Option(4)	Ö	Ö
Sherman County	TX	115	Biomass	Under Option	Ö
Lincoln County	NE	115	Natural Gas	Under Option	Ö
Muleshoe	TX	115	Biomass	Under Option	Ö

(1)	Additional filings and approvals are required, and new permits will need to be obtained prior to commencement of operations.

(2)	The Hereford Economic Development Corporation deeded this site to our project level subsidiary essentially free of charge for the purpose of building a biomass-powered ethanol project.
(3)	This option expires July 31, 2007.
(4)	This option expires February 1, 2008.

Panda Ethanol anticipates that each of its projects will be owned by a single-purpose, wholly-owned subsidiary of Panda Ethanol and operated through an affiliate of Panda Ethanol. Panda Hereford Ethanol, L.P., Panda Yuma Ethanol, L.P. and Panda Haskell Ethanol, L.P., for example, were formed to develop and own the Hereford, Yuma and Haskell projects, respectively. Panda Ethanol anticipates that debt for the construction of its facilities will be incurred by these single purpose subsidiaries and will be non-recourse to Panda Ethanol.

Our inability to obtain the equity and debt financing necessary to construct and operate our planned ethanol production facilities and other acquisition and/or business development opportunities, could result in the failure of those projects and perhaps our company.

Our financing plan requires a significant amount of equity and debt financing. In addition to financing our operations through multiple equity capitalization offerings, we plan to employ significant leverage by borrowing funds from various commercial banks and financial companies, the obligations of which will be repaid from the operating cash flow of each project subsidiary and secured by the assets of each associated facility or business. The amount and nature of the debt financing that may be available to us is subject to fluctuating interest rates and an ever-evolving credit environment as well as general economic factors and other factors over which we have no control. The construction and start-up of each facility or any strategic acquisition is contingent on our ability to arrange debt financing from third party financing sources and our ability to raise additional equity. If the debt or equity financing we need is not available for any reason, we could be forced to abandon one or more of our projects which singularly or in the aggregate could adversely impact our business and could force us to abandon our business plan.

None of our planned ethanol production facilities have committed financing, other than our Hereford facility. While we have executed loan agreements for the funding of the Hereford facility, additional draws under the senior credit facility for the Hereford facility are subject to various conditions, including no knowledge of any events that could cause the Hereford facility not to be completed on or before the date contemplated by the construction and draw schedule contained in the senior credit facility. In May 2007, Lurgi notified us that it is behind in the construction schedule for the Hereford facility and intends to make a claim for relief under the force majeure provisions of the EPC contract due to inclement weather over the last few months and labor shortages. Lurgi has advised us that it believes the substantial completion date will be on or about February 14, 2008. We have commenced discussions with our lenders to amend the financing agreement to change the required representation about the substantial completion date to a date after February 14, 2008. We do not currently have any agreement with any lenders participating in the Hereford financing agreement with respect to any such amendment and there can be no assurance that we will be successful in obtaining such an amendment. Unless we are able to obtain an amendment of our Hereford financing agreement, we will not be able to borrow under our Hereford financing agreement to complete construction of the facility which may ultimately lead to an event of default at which point our lenders will have the right to declare the outstanding borrowings under the Hereford financing agreement to be immediately due and payable and to exercise all or any of their other rights and remedies, including foreclosing on the collateral pledged to secure the financing agreement, which consists of substantially all of the assets of our Hereford facility.

With respect to the Yuma project, we may be unable to obtain the equity and project level debt financing necessary to develop and construct the Yuma facility. If we are unable to obtain this financing in a timely manner, our costs of construction could increase or we may be forced to abandon the Yuma project. Our current EPC contract price with Lurgi for the Yuma facility is based upon our issuance to Lurgi of a notice to proceed with construction of our Yuma facility by July 2, 2007.

We may encounter defective material and workmanship or process engineering that could cause significant delays in the commencement of our operations.

Any defects in material or workmanship may cause substantial delays in the commencement of operations of our facilities. If defects are discovered after commencement of operations, or if our facilities fail to meet the performance criteria, substantial delays in the commencement of operations could occur which may have a material adverse effect on our business and results of operations.

In addition, although our proposed Hereford and Yuma projects are designed to produce 115 MMGY of denatured ethanol, the EPC contracts with Lurgi only require that the plants produce 105 MMGY of denatured ethanol. Accordingly, if the plants produce 105 MMGY or more but less than 115 MMGY of denatured ethanol, we will not have any recourse against Lurgi.

Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements, as defined in Section 27A of the Securities Act and Section 21E of the Exchange Act, that are based on our current expectations, assumptions, beliefs, estimates and projections about our company and the ethanol and other related industries. The forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Generally, these forward-looking statements can be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “should” and variations of such words or similar expressions.

We caution you that reliance on any forward-looking statement involves risks and uncertainties, and that although we believe that the assumptions on which our forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate, and, as a result, the forward-looking statements based on those assumptions could be incorrect. In light of these and other uncertainties, you should not conclude that we will necessarily achieve any plans and objectives or projected financial results referred to in any of the forward-looking statements. We do not undertake to release the results of any revisions of these forward-looking statements to reflect future events or circumstances. Some of the factors that may cause actual results, developments and business decisions to differ materially from those contemplated by such forward-looking statements include the risk factors discussed under “Risk Factors” in our Quarterly Report on Form 10-Q filed on May 15, 2007 and our annual and quarterly reports filed with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 5, 2007

PANDA ETHANOL, INC.

By:	/s/ TODD W. CARTER
Todd W. Carter
Chief Executive Officer